THIRD AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF RSE COLLECTION, LLC

THIS THIRD AMENDMENT (this “Amendment”) to the Third Amended and Restated Limited Liability Company Agreement of RSE Collection, LLC, a Delaware limited liability company (the “Company”), dated as of February 24, 2019, as amended on June 11, 2019 and June 28, 2019  (the “Operating Agreement”), is made and effective as of August 28, 2019, by and among RSE Markets, Inc. (the “Managing Member”) and the Company.  Capitalized terms used in this Amendment without definition shall have the meanings assigned to them in the Operating Agreement.

Recitals:

WHEREAS, the Company was formed as a series limited liability company under Section 18-215 of the Delaware Act pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on August 24, 2016.

WHEREAS, the Managing Member desires to amend the Operating Agreement and has authorized and approved an amendment of the Operating Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and intending to be legally bound hereby, the Operating Agreement is hereby amended as follows:

Amendment:

1.The definitions of “Aggregate Ownership Limit” and “Individual Aggregate Limit” in Article I of the Operating Agreement are hereby deleted in their entirety and replaced with the following:

“Aggregate Ownership Limit means, for all Investors other than the Managing Member, the greater of (a) 19.9% of the aggregate Outstanding Interests of a Series, or (b) such other percentage set forth in the applicable Series, unless such Aggregate Ownership Limit is otherwise waived by the Managing Member in its sole discretion.”

“Individual Aggregate 12-Month Investment Limit means, with respect to any individual holder, in any trailing twelve month period, 10% of the greater of such holders annual income or net worth or, with respect to any entity, 10% of the greater of such holders annual revenue or net assets at fiscal year-end.”

2.Section 3.1(b) in Article III of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

“The Managing Member may withhold its consent to the admission of any Person as an Economic Member for any reason, including when it determines in its reasonable discretion that such admission could: (i) result in there being 2,000 or more beneficial owners (as such term is used under the Exchange Act) or 500 or more beneficial owners that are not accredited investors (as defined under the Securities Act) of any Series of Interests, as specified in Section 12(g)(1)(A)(ii) of the Exchange Act, (ii) cause such Persons holding to be in excess of the Aggregate Ownership Limit, (iii) in any trailing 12-month period, cause the Persons’ investment in all Interests (of all Series in the aggregate) to exceed the Individual Aggregate 12-Month Investment Limit, (iv) could adversely affect the Company or a Series or subject the Company, a Series, the Managing Member or any of their respective Affiliates to any additional regulatory or governmental requirements or cause the Company to be disqualified as a limited liability company, or subject the Company, any Series, the Managing Member or any of their respective Affiliates to any tax to which it would not otherwise be subject, (v) cause the Company to be required to register as an investment company under the Investment Company Act, (vi) cause the Managing Member or any of its Affiliates being required to register under the Investment Advisers Act, (vii) cause the assets of the Company or any Series to be treated as plan assets as defined in Section 3(42) of ERISA, or (viii) result in a loss of (a) partnership status by the Company for US federal income tax purposes or the termination of the Company for US federal income tax purposes or (b) corporation taxable as an association status for US federal income tax purposes of any Series or termination of any Series for US federal income tax purposes. A Person may become a Record Holder without the consent or approval of any of the Economic Members. A Person may not become a Member without acquiring an Interest.”

3.Section 3.7(b) in Article III of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

“Whenever such a distribution, subdivision or combination of Interests is declared, the Managing Member shall select a date as of which the distribution, subdivision or combination shall be effective. The Managing Member shall send notice thereof at least 10 Business Days prior to the date of such distribution, subdivision or combination to each Record Holder as of a date not less than 5 Business Days prior to the date of such distribution, subdivision or combination. The Managing Member also may cause a firm of independent public accountants selected by it to calculate the number of Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing Member shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.”

4.Section 4.1(a) in Article IV of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

“The Company, or its appointee, shall keep or cause to be kept on behalf of the Company and each Series a register that will set forth the Record Holders of each of the Interests and information regarding the Transfer of each of the Interests. The Managing Member is hereby initially appointed as registrar and transfer agent of the Interests, provided that the Managing Member may appoint such third-party registrar and transfer agent as it determines appropriate in its sole discretion, for the purpose of registering Interests and Transfers of such Interests as herein provided, including as set forth in any Series Designation.”

5.Section 4.1(c) in Article IV of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

“Nothing contained in this Agreement shall preclude the settlement of any transactions involving Interests entered into through the facilities of any National Securities Exchange or over-the-counter market on which such Interests are listed or quoted for trading, if any.”

6.Section 4.2(b) in Article IV of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

“No Transfer of any Economic Members Interests, whether voluntary or involuntary, shall be valid or effective unless the Managing Member determines, after consultation with legal counsel acting for the Company that such Transfer will not, unless waived by the Managing Member:

(i)            result in the transferee directly or indirectly exceeding the Individual Aggregate 12-Month Investment Limit or owning in excess of the Aggregate Ownership Limit;

(ii)              result in there being 2,000 or more beneficial owners (as such term is used under the Exchange Act) or 500 or more beneficial owners that are not accredited investors (as defined under the Securities Act) of any Series of Interests, as specified in Section 12(g)(1)(A)(ii) of the Exchange Act, unless such Interests have been registered under the Exchange Act or the Company is otherwise an Exchange Act reporting company;

(iii)            cause all or any portion of the assets of the Company or any Series to constitute plan assets for purposes of ERISA;

(iv)             adversely affect the Company or such Series, or subject the Company, the Series, the Managing Member or any of their respective Affiliates to any additional regulatory or governmental requirements or cause the Company to be disqualified as a limited liability company or subject the Company, any Series, the Managing Member or any of their respective Affiliates to any tax to which it would not otherwise be subject;

(v)               require registration of the Company, any Series or any Interests under any securities laws of the United States of America, any state thereof or any other jurisdiction; or

(vi)             violate or be inconsistent with any representation or warranty made by the transferring Economic Member.”

7.Continued Validity. Except as otherwise provided herein, the Operating Agreement is unchanged, shall remain in full force and effect and shall be binding upon the parties in accordance with its terms.

8.Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware.

9.Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.  All counterparts must be construed together to constitute one and the same document. The delivery of an executed counterpart of this Amendment by PDF shall constitute effective delivery of such counterpart with the same force and effect as the delivery of an original executed counterpart.

10.Miscellaneous. All references to the Operating Agreement in any documents and instruments executed by the parties in connection with the Operating Agreement, shall be deemed to refer to the Operating Agreement as the same has been amended by this Amendment, and as the Operating Agreement may be amended in the future.

(Signature pages follow.)

IN WITNESS WHEREOF, the undersigned has executed this Amendment to be effective as of the date first written above.

MANAGING MEMBER

RSE MARKETS, INC.

By: /s/ Christopher Bruno

Name: Christopher Bruno

Title: President

COMPANY

RSE COLLECTION, LLC

By: RSE Markets, Inc., its managing member

By: /s/ Christopher Bruno

Name: Christopher Bruno

Title: President